Exhibit 99.1


FOR IMMEDIATE RELEASE                            DECEMBER 29, 1998
                                                 FOR INFORMATION CONTACT:
                                                 THEODORE S. AYVAS
                                                 VICE PRESIDENT
                                                 INVESTOR RELATIONS
                                                 (516) 739-4219
                                                 (516) 739-4203


                  T R FINANCIAL CORP. DELIVERS NOTICE TO ROSLYN

         GARDEN CITY, NEW YORK, December 29, 1998 -- T R Financial Corp. (NASDAQ: ROSE), the holding company for Roosevelt Savings Bank, ("Company"), announced today that its Board of Directors has determined to exercise its right pursuant to the Agreement and Plan of Merger, dated as of May 25, 1998, by and between the Company and Roslyn Bancorp, Inc. ("Merger Agreement"), to deliver to Roslyn a notice to terminate the Merger Agreement pursuant to the Relative Termination Condition, as described in the Joint Proxy Statement/Prospectus of the Company and Roslyn, dated November 16, 1998, subject to Roslyn's right to increase the exchange ratio of the number of shares of Roslyn common stock to be received by T R Financial's stockholders for each share of T R Financial common stock owned from 2.05 shares to 2.1137 shares, in accordance with the formula set forth in the Merger Agreement. Roslyn has until January 2, 1999 to give written notice to the Company of its decision whether to increase the exchange ratio, in which case there would be no termination of the Merger Agreement.

         The Company also announced today that, pursuant to the Merger Agreement, it could have elected to terminate the Merger Agreement under the Absolute Termination Condition, as described in the Joint Proxy
Statement/Prospectus, but that the Company did not elect to do so. Completion of the transaction now rests in the hands of the Roslyn Board of Directors.

         T R Financial Corp. and Roosevelt Savings Bank are headquartered in Garden City, New York. Roosevelt Savings Bank services its customers from 15 full-service banking facilities located throughout Nassau, Suffolk, Brooklyn and Queens.